Exhibit 99.1

July 24, 2013

Caterpillar contact:
Jim Dugan
Global Government & Corporate Affairs
(309) 494-4100 Office
(309) 360-7311 Mobile
Dugan_Jim@cat.com

FOR IMMEDIATE RELEASE

Cat Financial Announces Second-Quarter 2013 Results
Cat Financial reported second-quarter 2013 revenues of $694 million, an increase of $26 million, or 4 percent, compared with the second quarter of 2012. Second-quarter 2013 profit after tax was $111 million, a $7 million, or 7 percent, increase from the second quarter of 2012.
The increase in revenues was due to a $74 million favorable impact from higher average earning assets (finance receivables and operating leases at constant rates), partially offset by a $40 million unfavorable impact from lower average financing rates on new and existing finance receivables and operating leases and an $8 million unfavorable impact from returned or repossessed equipment.
Profit before income taxes was $158 million for the second quarter of 2013, compared with $144 million for the second quarter of 2012. The increase was primarily due to a $31 million favorable impact from higher average earning assets and a $7 million improvement in net yield on average earning assets. These increases were partially offset by a $22 million unfavorable impact from currency gains and losses and an $8 million unfavorable impact from returned or repossessed equipment.
The provision for income taxes reflects an estimated annual tax rate of 27 percent for the second quarters of both 2013 and 2012.
New retail financing in the second quarter of 2013 was $3.39 billion, a decrease of $452 million, or 12 percent, from the second quarter of 2012. The decrease was primarily within the Asia/Pacific and Latin America operating segments, partially offset by growth in the North America operating segment.
At the end of the second quarter of 2013, past dues were 2.64 percent compared with 2.52 percent at the end of the first quarter of 2013, 2.26 percent at the end of 2012 and 3.35 percent at the end of the second quarter of 2012. Although past dues have improved when compared with the second quarter of 2012, the increase from the end of 2012 and from the first quarter of 2013 reflects higher past dues in the Latin American, Asia/Pacific, and European portfolios. Write-offs, net of recoveries, were $27 million for the second quarter of 2013, up from $16 million for the second quarter of 2012.

As of June 30, 2013, Cat Financial's allowance for credit losses totaled $422 million or 1.46 percent of net finance receivables, compared with $426 million or 1.49 percent of net finance receivables at year-end 2012. The allowance for credit losses as of June 30, 2012, was $393 million or 1.47 percent of net finance receivables.
"Cat Financial's business continues to perform well as a result of continued growth in our earning assets." said Kent Adams, Cat Financial president and vice president of Caterpillar Inc. "The global Cat Financial team remains focused on helping Cat customers and dealers succeed through financial services excellence.”
For over 30 years, Cat Financial, a wholly-owned subsidiary of Caterpillar Inc., has been providing financial service excellence to Cat customers. The company offers a wide range of financing alternatives to customers and Cat® dealers for Cat machinery and engines, Solar® gas turbines and other equipment and marine vessels. Cat Financial has offices and subsidiaries located throughout the Americas, Asia, Australia and Europe, with headquarters in Nashville, Tennessee.

STATISTICAL HIGHLIGHTS:

SECOND QUARTER 2013 VS. SECOND QUARTER 2012
(ENDED JUNE 30)
(Millions of dollars)

	2013	2012	CHANGE
Revenues	$694	$668	4%
Profit Before Income Taxes	$158	$144	10%
Profit After Tax	$111	$104	7%
New Retail Financing	$3,387	$3,839	(12)%
Total Assets	$35,039	$32,755	7%

SIX MONTHS 2013 VS. SIX MONTHS 2012
(ENDED JUNE 30)
(Millions of dollars)

	2013	2012	CHANGE
Revenues	$1,374	$1,336	3%
Profit Before Income Taxes	$345	$314	10%
Profit After Tax	$252	$224	13%
New Retail Financing	$6,284	$6,898	(9)%

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this earnings release may be considered "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may relate to future events or our future financial performance, which may involve known and unknown risks and uncertainties and other factors that may cause our actual results, levels of activity, performance or achievement to be materially different from those expressed or implied by any forward-looking statements. From time to time, we may also provide forward-looking statements in oral presentations to the public or in other materials we issue to the public. Forward-looking statements give current expectations or forecasts of future events about the company. You may identify these statements by the fact that they do not relate to historical or current facts and may use words such as "believes," "expects," "estimates," "anticipates," "will," "should," "plan," "project," "intend," "could" and similar words or phrases. These statements are only predictions. Actual events or results may differ materially due to factors that affect international businesses, including changes in economic conditions and ongoing challenges in the global financial and credit markets, and changes in laws and regulations (including regulations implemented under the Dodd-Frank Wall Street Reform and Consumer Protection Act) and political stability, as well as factors specific to Cat Financial and the markets we serve, including the market's acceptance of our products and services, the creditworthiness of our customers, interest rate and currency rate fluctuations and estimated residual values of leased equipment. These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. We cannot predict these new risk factors, nor can we assess the impact, if any, of these new risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. Moreover, we do not assume responsibility for the accuracy and completeness of those statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K for the fiscal year ended December 31, 2012 and similar sections in our quarterly reports on Form 10-Q, that describe risks and factors that could cause results to differ materially from those projected in the forward-looking statements. Cat Financial undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.